Exhibit 2.3

AMENDMENT NO. 1 TO RESTATED
AGREEMENT AND PLAN OF MERGER
AMONG
TRI-VALLEY CORPORATION
COASTAL OIL SANDS CO.
PETRAWEST LTD.
AND
PLEASANT VALLEY ENERGY CORPORATION

       This AMENDMENT NO. 1 ("Amendment") to that certain AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of the 30th day of March, 2005 ("Agreement Date"), by and among TRI-VALLEY CORPORATION ("Tri-Valley"), a Delaware corporation, COASTAL OIL SANDS CO. ("C-Sub"), a Nevada corporation, PETRAWEST LTD., a Nevada limited liability company ("Petrawest"), and PLEASANT VALLEY ENERGY CORPORATION, ("PVCO" or "Surviving Corporation"), a Nevada corporation, is made and entered into as of March 30, 2005

1. Article 6, Covenants, of the Agreement is amended in its entirety to read as follows:

       6.1     Regulatory Approvals. Each of PVCO and Tri-Valley shall promptly execute, file, and obtain, or join in the execution, filing and obtaining of any application for authorization of any governmental authority in connection with the consummation of the Merger. The parties do not expect that the approval of the shareholders of Tri-Valley will be necessary for such consummation, or that any permits will be required for the issuance of the Merger Consideration. Tri-Valley shall take such steps as may be necessary to comply with the securities laws that may be applicable in connection with the Merger. PVCO shall use its reasonable efforts to assist Tri-Valley to comply with said securities laws.

       6.2     Audit. Upon reasonable written request by Tri-Valley and continuing for a three-year period following the Closing Date, Petrawest shall make available during normal business hours for audit or other purposes, Petrawest's books and records for a three-year prior to the date of the request that relate to the assets held by PVCO on the Closing Date or that are the subject of the Assignment of Leases.

2. The remainder of the Agreement remains un-amended.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the Agreement Date.

TRI-VALLEY:	TRI-VALLEY CORPORATION

By:
Title: President/CEO

C-SUB:	COASTAL OIL SANDS CO.

By:
Title: President

PETRAWEST:	PETRAWEST LTD.

By:
Title: Manager

PVCO:	PLEASANT VALLEY ENERGY CORPORATION

By:
Title: President